EXHIBIT 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of   November 5, 2007 by and between COMMERCE PLANET, INC., a Utah corporation (the “Company”), and Anthony Roth, residing at the address set forth on the signature page hereto (the "Executive") and shall be effective upon signing.

R E C I T A L S:

A.           The Company desires to employ the Executive on the terms and conditions set forth in this Agreement and the Executive desires to accept such employment on the terms and conditions set forth herein.

B.           The Executive acknowledges that his covenants and the Company’s remedies set forth in Sections 7 through 11 are reasonable and necessary to protect the Company’s business interests and goodwill.

NOW, THEREFORE, the parties agree as follows:

1.           Employment.  The Company hereby employs the Executive in the capacity of Chief Executive Officer and President, and the Executive hereby accepts the employment, on the terms and conditions hereinafter set forth.  Executive shall also serve on the Board of Directors of the Company for no additional compensation other than that set forth herein.

2.           Duties.

(a) Primary Duties.  During the Term (as defined below), the Executive’s principal duties and responsibilities shall include, but are not limited to, the following: being responsible for the day to day operations of the Company; working with the board of directors to define long-term strategic initiatives; insuring that directives from the Board of Directors are implemented to achieve maximum profitability of the Company’s operations, maximize shareholder value; and overseeing the operations of the Company and its wholly owned subsidiaries. The Executive’s duties shall be similar to those customarily performed by comparable officers of similar companies.

(b) Other Activities.  The Executive agrees to perform Executive’s duties and responsibilities and to devote his full business time, energies, and best efforts to the performance thereof, except for (i) service on boards of directors and advisory boards of companies that do not compete with the Company and that are disclosed in writing to the Company's Board of Directors (the "Board") (any such board positions held as of the date of this Agreement are set forth on Exhibit A to this Agreement) and (ii) any other activities, in each case, as the Board may consent in writing and as do not materially interfere with Executive's conduct of his duties under this Agreement.  This paragraph shall not be construed as preventing the Executive from making financial investments, as long as such investments do not interfere with the Executive’s conduct of his duties under this Agreement.

(c) Additional Capacities.  During the Term, the Executive shall serve in any additional offices or positions of the Company and/or its subsidiaries and/or affiliates under common control with the Company (such subsidiaries and affiliates which are in the same business as the Company are referred to herein as the "Company Related Entities"), to which he may be elected or appointed by appropriate action of the Company or any Company Related Entity.  The Executive shall serve in any such additional capacities without separate compensation for so serving, unless otherwise authorized in writing by the Board.

3.           Location of Service.  During the Term, the Executive shall perform Executive's duties at the offices of the Company located in Goleta, California, or as otherwise determined by the Company.  Executive currently resides in Orange County, California but shall either relocate to home within 50 miles of Goleta, California within ten (10) months of the signing of this Agreement or reach a mutual agreement with the Board based upon Executive’s performance and required presence at the Company’s headquarters.  Executive acknowledges that relocation may become a requirement for maintaining the position, and such review will be included in the Executive’s performance measures. Executive’s failure to relocate to Goleta, California within the time specified in this provision shall be deemed a material breach of this Agreement pursuant to Section 14(a)(4)(iv) below.

4.           Nature of Employment.  The Executive’s employment with the Company is "at will" and is for no specific period of time. As a result, either the Executive or the Company may terminate the employment relationship at any time for any reason, with or without cause.  Termination of employment will not affect the rights and obligations which this Agreement expressly contemplates will be performed following such termination.  The period commencing on the date of this Agreement and ending on the date of the Executive’s termination is the "Term."

5.           Salary and Other Benefits.  During the Term, as compensation for the services to be rendered by the Executive to the Company pursuant to this Agreement, the Executive shall be paid the following compensation and other benefits:

(a) Salary.  The Company will pay the Executive a base salary at the annual rate of $350,000, payable in accordance with the Company’s regular payroll policies.  The Executive’s base salary level will be reviewed annually by the Board, but shall not be adjusted downward during the term of the contract in excess of 10% in any twelve (12) month period without cause.

(b) Cash Bonus.  As additional compensation, Executive shall be eligible to receive a bonus equal to two and one-half percent (2.5%) of the Company’s net profits under the payment terms below, for the duration of Executive’s term with The Company.

i.
Bonus Payment Due Date– Payment will be due upon the close of the second quarter of the year and upon the fourth quarter of the year for all bonuses earned prior to such closing period.  All payments will be made no later than five (5) business days after the filing of The Company’s“10Q” or “10K” of the corresponding quarter.  The effective start date for payment eligibility will be January 1, 2008.

ii.
Payment Amount– Of the total amount due and payable upon the close of the second quarter, fifty percent (50%) will be held in a reserve escrow account.  The balance of the reserve will be released to Executive no later than five (5) business days after the filing of the 10K including the results of the fourth quarter, assuming that the last two quarters adjusted net profits are not twenty (20%) percent less than the first two quarters of the year.  The reserved funds will be returned to the Company in the event that there is a negative variation greater than twenty percent (20%) within the net profits.

In addition to the reserve amount being due, the bonus for the final two quarters of the year will be due and payable in their full amount with no funds held in reserve no later than five (5) business days after the filing of the 10K which includes the results of the fourth quarter.

(c) Nonstatutory Stock Option.  As additional compensation, the Company hereby grants Executive an option expiring in 5 years to purchase two and one-half percent (2.5%) of restricted Rule 144 common stock (see attached Stock Option Agreement) of the Company’s then outstanding common stock based upon a fully diluted calculation as at the date of hire.  The purchase price shall be the price of the share on the date of execution of this Agreement.  The shares shall vest to Executive on a pro rata quarterly basis over the course of the original three year Term of this Agreement.  In the event Executive’s employment is severed prior to completion of the original term (3 years) all rights to unvested options will immediately be terminated. The number of shares subject to this option shall be proportionately adjusted for any change in the stock structure of the Company because of share dividends, recapitalizations, reorganizations, mergers, or otherwise.  The option is not assignable and may only be exercised by Executive during the Term of this Agreement or, once vested, prior to expiration thereof.

(d) Market Capitalization Stock Option Bonus.  As additional compensation, the Company hereby grants Executive the option to purchase one million (1,000,000) shares of the Company’s restricted shares of Company common stock if and when the Company’s market capitalization reaches the following levels:

(1) 100 Million market capitalization - Grant of option for 250,000 shares; once achieved, this bonus provision is terminated.

(2) 133 Million market capitalization - Grant of option for 250,000 shares; once achieved, this bonus provision is terminated.

(3) 167 Million market capitalization - Grant of option for 250,000 shares; once achieved, this bonus provision is terminated.

(4) 200 Million market capitalization - Grant of option for 250,000 shares; once achieved, this bonus provision is terminated.

Executive agrees and acknowledges that if and when each of the four market capitalization goals listed in this Section 5(d) is achieved, that particular grant is automatically terminated.  Executive shall exercise the option on or before the first anniversary of the first instance a market capitalization goal is achieved. The purchase price shall be the price of the share on the date of execution of this Agreement.

(e) Housing Allowance.  The Company shall pay Executive a housing allowance of up to Three Thousand Five Hundred Dollars ($3,500) per month for the first ten (10) months of the Term or until Executive relocates to corporate head quarters, whichever occurs first.  The Company shall pay moving expenses submitted in advance for approval with a minimum of three qualified bids not to exceed $15,000.

(f) Vacation and Sick Leave.  Executive shall be entitled to take up to three weeks (fifteen working days) paid vacation during the first year and four weeks for each subsequent year therafter. To the extent possible, vacation leave shall be scheduled at such times as will not interfere with the performance of the Executive’s duties under this Agreement. Accrued unused vacation shall carry over from year to year in accordance with the then corporate employment guidelines.  Executive shall be entitled to up to five (5) working days paid sick leave during each calendar year. Unused sick days will not accrue and the Company shall not be obligated to compensate Executive for any unused sick days at any time.

(g) Expenses.  The Company will pay or reimburse the Executive for all reasonable business expenses in accordance with the Company’s policy as in effect from time to time, including mobile telephone, email, laptop, and other standard tools and expenses as needed to perform duties.

6.           Definition of Confidential Information.

(a) Definition.  For the purposes of this Agreement, "Confidential Information" means any information, whether or not reduced to writing, (i) that is not generally known in the Company’s trade or industry, (ii) that the Company and/or any Company Related Entity treats, or is obligated to treat, as confidential and (iii) that the Executive may create or have access to in connection with the Executive’s employment with the Company; provided, that Confidential Information does not include information that becomes publicly and generally known (other than through any unauthorized act of the Executive).

(b) Duty to Inquire.  If the Executive has some question as to whether certain information falls within the scope of Confidential Information as defined herein, the Executive agrees to treat such information as Confidential Information until informed otherwise in writing by the Company.

7.           Obligations Respecting Confidential Information.

(a) Non-disclosure and Use.  During the term of the Executive’s employment and thereafter, the Executive agrees (i) not to disclose the Confidential Information except as required in the course of the Executive’s employment, (ii) not to copy or use the Confidential Information except as required for the performance of the Executive’s duties hereunder, and (iii) to comply with any procedures that the Company may adopt to preserve the confidentiality of the Confidential Information.

(b) Ownership.  The Executive acknowledges that the Company owns all right, title and interest in and to the Confidential Information and that the Executive acquires no right, title or interest in any Confidential Information by virtue of the Executive’s employment by the Company or access to or creation of Confidential Information.

(c) Return.  Upon termination of the Executive’s employment with the Company for any reason, the Executive agrees to deliver to the Company all copies of any data, records, documents and other materials, including files stored on electronic or other media, in the Executive’s possession that contain any Confidential Information.  The Executive understands that he may not retain copies of any Confidential Information and must delete files containing any Confidential Information stored on any computer that the Executive owns.  The Executive agrees, if requested by the Company, to confirm in writing that the Executive has complied with the foregoing obligations and to attend a termination interview with a representative of the Company to discuss any questions that the Executive may have about his continuing obligations under this Agreement.

8.           Inventions.

(a) Inventions Defined.  For the purposes of this Agreement, "Inventions" mean any concepts, ideas, processes, designs, specifications, improvements, trade secrets, discoveries or other developments, whether or not reduced to practice or patentable, that the Executive conceives or creates, in whole or in part, alone or jointly with others, during his employment by the Company, whether during normal work hours or otherwise, which (i) directly relate to the Company’s business (including without limitation the Company’s present or contemplated products, services and research) or to tasks assigned to the Executive by or on behalf of the Company or (ii) are written or developed using any of the Company’s equipment, facilities, materials, trade secrets, labor, money, time or other resources.

(b) Disclosure and Assignment of Inventions.  The Executive agrees that he will promptly disclose to the Company all Inventions and that all Inventions shall be the sole and exclusive property of the Company.  The Executive hereby assigns to the Company all of his right, title and interest in all Inventions.

(c) Patents.  During the period of his employment and at any time thereafter, the Executive shall, upon the Company’s request, execute U.S. and foreign copyright registrations and patent applications and/or any other legal documents necessary to transfer all right, title and interest in and to the Inventions to the Company and assist, at the Company’s request and expense, in any proper manner in obtaining and enforcing such copyrights and patents.  In the event that the Company is unable, after reasonable effort, to secure the Executive’s signature on any such registrations, application and other legal documents for any of the aforesaid purposes, the Executive hereby irrevocably designates and appoints the Company and its duly authorized directors, officers and agents as his agent and attorney-in-fact, to do all lawfully permitted acts (including but not limited to the execution, verification and filing of applicable documents) with the same legal force and effect as if performed by the Executive.

(d) Preexisting Inventions.  The Executive has identified on Exhibit B to this Agreement, by title and dates of documents describing them, all inventions in which the Executive has any right, title or interest and/or which the Executive conceived or created at any time prior to the start of his employment by the Company.  Any right, title or interest in any preexisting invention relating to the business of the Company that, at any time, was held by another entity has been properly assigned to the Company and no other entity has any right, title or interest in any such invention.  9.Written Materials.

(e) Ownership.  The Executive acknowledges and agrees that all writings and works of authorship, including without limitation, analyses, memoranda, proposals, reports, speeches, studies, software, logic diagrams, flow charts, decision charts, drawings, procedural diagrams, documentation manuals of any kind produced by him related to or in the course of his work for the Company ("Works") are works made for hire and the property of the Company, including, without limitation, any copyrights in those Works.  To the extent any such Works may not, by operation of law or otherwise, be a work made for hire, the Executive hereby assigns to the Company the ownership of and all copyrights in and to such Works, whether published or unpublished, and the right to secure renewals of such copyrights.  The Executive further agrees upon request to execute such specific assignments or instruments and take any action necessary to enable the Company to secure all copyright rights in such Works and/or extensions or renewals thereof.

(f) Moral Rights Waiver.  The Executive understands that the term "moral rights" means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right," including, without limitation, the rights of attribution and integrity in works of visual art pursuant to 17 U.S.C. § 106A.  The Executive irrevocably waives and agrees never to assert any moral rights that he may have in any Works, even after any termination of his employment with the Company.

(g) Exclusions.  Notwithstanding anything in this Section 9 to the contrary, "Works" as used herein shall not include articles authored by the Executive for publication in academic or trade journals.  No assignments in this Agreement shall extend to Inventions or Works, the assignment of which Executive proves would be prohibited by Section 2870 of the California Labor Code (a copy of which is attached hereto as Exhibit C).

10.           Incorporation of Preexisting Materials.  Unless the Company otherwise agrees in writing in each instance, the Executive agrees not to include or otherwise incorporate into any Inventions or Works any preexisting materials, except for preexisting materials owned by the Executive.  To the extent that any preexisting materials owned by the Executive are contained or embedded in any Inventions or Works or are necessary to the proper operation or use thereof and in the absence of a written agreement with the Company to the contrary, the Executive hereby grants to the Company an irrevocable, perpetual, worldwide, fully-paid, royalty-free, nonexclusive license to use such preexisting materials in any manner and prepare derivative works thereof in connection with the use, operation, modification, transfer or disposition of such Invention or Works.  The Executive hereby agrees to indemnify and hold the Company harmless from any claim that the Company’s use of any preexisting materials that he includes or otherwise incorporates into any Invention or Works is infringing.

11.           Post Employment Restrictions.

(a) Covenant Not-to-Solicit Customers.  During the Executive’s employment with the Company and for a period of one (1) year after the Date of Termination (as defined in Section 14(b)(2)), the Executive shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, contact any person or entity, which:

(1) is a customer or client of the Company and/or any Company Related Entity as of the Date of Termination,

(2) has been a customer or client of the Company and/or any Company Related Entity at any time within one (1) year prior to the Date of Termination, or

(3) is a prospective customer or client that the Company and/or any Company Related Entity is actively soliciting as of the date the Executive’s employment terminates, for the purpose of selling products or services similar to any of the products and services offered for sale to such customers or prospective customers by the Company and/or any Company Related Entity as of the Date of Termination, provided such customer or client becomes an actual customer or client within three (3) months of the date of termination.

(b) Covenant Not-to-Solicit Executives or Consultants.  During the Executive’s employment with the Company and for a period of one (1) year after the Date of Termination, the Executive shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity:  recruit or solicit any person to leave the employ of the Company and/or any Company Related Entity.

(c) Severability of Restrictions.  In the event that any of the provisions of this Section 11 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of this Section 11 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

12.           Remedies.  The Executive understands and agrees that the Company and the Company Related Entities will suffer irreparable harm in the event that the Executive fails to comply with the Executive’s obligations under Sections 7, 8, 9, 10 and 11 of this Agreement and that monetary damages will be inadequate to compensate the Company for such breach.  The Executive agrees that the Company and the Company Related Entities shall, in addition to any other remedies available to them, be entitled to preliminary and permanent injunctive relief against any breach by the Executive of the covenants and agreements contained in Sections 7, 8, 9, 10 and 11 hereof without having to post bond.  The parties submit to the exclusive jurisdiction of the state or federal courts located in the State of California in connection with any dispute, controversy or claim between the parties arising out of or related to any term or condition of Sections 7, 8, 9, 10 and 11.  In addition to Executive's other remedies at law or under this Agreement (including enforcement of the Severance Payments), if the Company shall fail to timely make any payments due Executive hereunder, the provisions of Section 12 shall immediately cease to apply.

13.           No Prior Employment Restrictions.  The Executive warrants that the Executive is not restricted by any restrictive covenant or confidentiality agreement of any type or nature from any prior employment from performing any of the duties required by this Agreement.  The Executive agrees that he will not improperly use or disclose confidential information or trade secrets of any prior employer or third person or bring onto the Company’s premises any confidential information or trade secrets belonging to any prior employer or third person unless the Executive has received the prior written consent of such prior employer or third party.  Should a prior employer or third party assert that the Executive is restricted from performing any of the duties required by this Agreement or has improperly used any confidential information or trade secrets belonging to such prior employer or third person, the Executive shall indemnify, defend, and hold harmless the Company from any attorneys’ fees and costs incurred in defending these claims, along with paying any and all damages that may be assessed against the Company.

14.           Term and Termination.

(a) Events of Termination.  The initial term (the "Term") of Executive's employment shall be for a period of three (3) years from the Effective Date unless terminated earlier pursuant to the terms hereof.  Employment of the Executive under this Agreement will be terminated:

(1) By the Executive’s death.

(2) As a result of the Executive’s Total Disability.  For the purposes of this Agreement, "Total Disability" means that the Executive (i) has been declared legally incompetent (the date of such declaration being deemed to be the date on which the disability occurred), (ii) is unable to substantially perform the Executive’s duties for 180 days in any twelve-month period as a result of a physical or mental illness or injury, as determined by the Board, or (iii) has been found to be disabled pursuant to a Disability Determination (as defined herein).

(3) By mutual agreement of the Executive and the Company.

(4) By the Company for Cause.  For purposes of this Agreement "Cause" shall mean only the following:

(i) a conviction of or a plea of guilty or nolo contendre by the Executive to (x) any felony, or a misdemeanor involving fraud, embezzlement, theft, moral turpitude, or dishonesty or other criminal conduct against the Company or any third party, or (y) any intentional misdemeanor involving physical harm or bodily injury;

(ii) any intentional or grossly negligent act or omission by the Executive which reasonably could cause material harm to the Company or materially prejudice the Company's  position  in  the  business community;

(iii) habitual alcohol or substance abuse;

(iv) the failure of the Executive to comply with a proper directive of the Company and/or any Company Related Entity or to observe the policies of the Company and/or any Company Related Entity generally applicable to executives of the Company with respect to state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination);

(v) Executive's misappropriation  of  assets, properties, or funds of the Company; or

(vi) the Executive materially breaches any of the covenants, agreements or obligations of this Agreement or any of the Equity Documents.

(5) By the Company without Cause upon seven (30) days’ advance written notice to the Executive; provided, that the Company may provide continued base salary payments for all or a portion of such 30-day period in lieu of notice.

(6) By the Executive upon thirty days (30) days’ advance written notice to the Company.

(7) Upon expiration of the Term.

(b) Definitions.

(1) Disability Determination.  For the purposes of this Agreement, a "Disability Determination" shall mean a good faith finding by the Board that the Executive, because of a medically determinable disease, injury, or other mental or physical disability, is unable to perform substantially all of his regular duties to the Company and that such disability is determined or reasonably expected to last at least twelve (12) months.  In conjunction with a Disability Determination, the Executive hereby consents to any required medical examination and agrees to furnish any medical information requested by any examining physician and to waive any applicable physician-patient privilege that may arise because of such examination.

(2) Date of Termination.  For the purposes of this Agreement, "Date of Termination" shall mean the effective date of the Executive’s termination pursuant to Section 14(a).

(c) Effect of Termination.  Notwithstanding the Term of this Agreement, in the event of the termination of the Executive’s employment for any reason, all obligations of the Executive pursuant to Section 2 hereof and of the Company pursuant to Section 5 hereof shall terminate, except (i) for any earned but unpaid base salary and any unreimbursed expenses and other unpaid benefits owed as of the date of termination and (ii) as set forth in Section 15.  For purposes of clarification, notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 7, 8, 9, 10, 11, 12, 14, 15, 16, 17  and, as necessary to construe and enforce the foregoing provisions, 18 shall survive such termination.  The Executive agrees to cooperate with the Company in order to ensure an orderly transition of the Executive’s duties and responsibilities upon termination of employment.

15.           Severance.

(a) Without Cause.  The Executive will have a sixty (60) day probationary period in which he may be terminated for any reason and at anytime.  Executive will not be entitled to severance should his employment be terminated within this probationary period. Notwithstanding the Term of this Agreement, in the event that the Executive’s employment is terminated sixty (60) days subsequent to the date of this Agreement by the Company without Cause, the Company shall pay to the Executive continued payments (the "Severance Payments") of one hundred percent (100%) of the Executive’s then current monthly base salary for a length of time equal to six months (the "Severance Period") any rights to bonuses under this Agreement immediately cease upon termination.  The Company's obligation to make any applicable Severance Payments under this Section 15(a) is conditioned upon Executive entering into a general release of the Company and its officers, directors, employees, agents, affiliates, representatives, successors, assigns and shareholders in a form satisfactory to the Company (a "Release") provided, however that such Release shall exclude accrued and unpaid salary, accrued and unpaid other benefits, un-reimbursed expenses, severance payments and severance benefits, each as set forth in this Agreement and rights of indemnification under the Company's Certificate of Incorporation, Bylaws, this Agreement or any other written agreement between the Company and Executive (other than with respect to matters relating to Executive's termination of employment).  The Company may terminate the continued payment of the applicable Severance Payments in the event that Executive breaches any terms of such Release or any of his post-employment obligations to the Company set forth in this Agreement.  Applicable Severance Payments shall be made in accordance with the Company’s payroll practices as in effect on the date of termination.  This severance provision and the financial remuneration associated with it is the maximum liability that Company will be obligated to pay Executive with or without cause for termination.

Upon a Change in Control.  If within twelve months following a Change of Control, as hereinafter defined, the Employee’s employment is modified or terminated for a reason (or no reason) other than for disability, death or for cause, the termination shall be deemed a “Change of Control Termination” and this Article shall determine Executive’s severance package to accelerate with regard to all stock option vesting..

 “Change of Control” shall be defined as follows:

(1)	consummation of a merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); or

(b) Sole Payment Obligation.  Notwithstanding the Term of this Agreement, in the event of termination of Executive's employment, the Company shall be required to pay to Executive only the amounts expressly set forth in the applicable provisions of this Section 15.  Any rights to bonuses under this Agreement immediately cease upon termination.  The Company's obligation to make any Severance Payments under this Section 15 is conditioned upon Executive entering into a Release.  The Company may terminate the continued payment of the applicable Severance Payments in the event that Executive breaches any terms of such Release or any of his post-employment obligations to the Company set forth in this Agreement.  References to the word Company in the second sentence of this paragraph shall include Commerce Planet, Inc. (or any other direct or indirect parent entity of the Company).

16.           Arbitration.

(a) Agreement to Arbitrate.  Any controversy or claim arising out of or relating to the Agreement, or the breach hereof, and claims referenced in subsection (b) below, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The Executive understands that his assent to mandatory arbitration is a condition of employment and continued employment and that claims covered by this Agreement, will be settled by arbitration in Santa Barbara, California.  The arbitration shall be conducted by one neutral arbitrator selected by the parties.  The arbitrator shall apply the substantive and procedural laws of the State of California to all such arbitrations.  The Company will pay all expenses unique to arbitration.  The arbitrator shall have the authority to order such discovery, by way of deposition, interrogatory, document production, or otherwise, as the arbitrator considers necessary to a full and fair exploration of the issues in dispute, consistent with the expedited nature of arbitration.  The arbitrator is authorized to award any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to the parties had the matter been heard in court.  The arbitrator shall have the authority to provide for the award of attorney's fees and costs in accordance with applicable law. The arbitrator may award to the prevailing party in any dispute reasonable and actual attorney's fees consistent with applicable law.  Executive and Company agree that this Agreement to arbitrate is subject to and enforceable under the provisions of the Federal Arbitration Act (the "FAA"), 9 U.S.C. §§ 1, et seq., and to the extent it does not interfere with the enforceability of this Agreement, the California Arbitration Act (the "CAA"), Cal. Code Civ. Proc. ("C.C.P.") §§ 1280, et seq.  The decision of the arbitrator shall be in writing and shall provide the reasons for the award unless the parties agree otherwise.  Proceedings to enforce, confirm, modify, set aside or vacate an award or decision rendered by the arbitrator will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec 1 et. seq. or applicable state law.  This Agreement shall survive the termination of Executive's employment with Company and shall apply to any claim, dispute, and/or controversy that arises during or after the termination of Executive's employment.  This Agreement shall be mutually binding on Executive and Company.

(b) Covered Claims.  Except as otherwise provided in this Agreement, the Executive and the Company hereby consent to the resolution by arbitration of all claims or controversies for which a court otherwise would be authorized by law to grant relief, in any way arising out of, relating to, or associated with the Executive’s employment with the Company or its termination ("Claims") that the Company may have against the Executive or that the Executive may have against the Company or against its officers, directors, employees, or agents, in their capacity as such or otherwise.  The Claims covered by this Agreement include, but are not limited to:  claims for coercion, for discrimination based on race, sex, religion, national origin, age, marital status, handicap, disability, or medical condition; claims for benefits, except as excluded in the following paragraph, and claims for violation of any federal, state, or other governmental constitution, statute, ordinance, or regulation (including but not limited to claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, and the Executive Retirement Income Security Act).  Additionally, any and all issues of arbitrability (whether a claim is covered by this Agreement) will be decided by the arbitrator(s) and not a court.

(c) Claims not Covered.  This agreement to arbitrate does not apply to or cover potential claims that may be brought by either Executive or Company under the Equity Documents.  This agreement to arbitrate also does not apply to claims that are already subject to an existing arbitration provision between the parties, or claims that may not be arbitrated under applicable law.

(d) Waiver.  THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT.

17.           Withholding of Taxes.  The Company may withhold from any compensation, benefits or other amount payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

18.           Miscellaneous.

(a) Waiver.  A party’s failure to insist on compliance with or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

(b) Governing Law.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of California without regard to the principles of conflict of laws.

(c) Severability.  The invalidity or unenforceability of any provision in this Agreement (including without limitation any provision regarding arbitration) shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

(d) Notice.  Notices provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier with a receipt obtained therefore or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed, to the Company to its Board of Directors and to the Executive at the address set forth below on the signature page to this Agreement or such other address as he may provide the Company in accordance with the provision.

(e) Amendments.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and the Executive.  To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code, then (i) this Agreement shall be interpreted in a manner to comply in good faith with Code Section 409A and the guidance promulgated thereunder; and (ii) the parties agree to amend this Agreement as soon as practicable, as may be necessary (if at all) so as to avoid application of any tax or interest pursuant to Code Section 409A as interpreted by proposed regulations issued on September 29, 2005, and such additional guidance as may be issued before December 31, 2005; and again to make any such further amendment as may be so required on or before December 31, 2007, based on such further guidance as may have been issued (in each case preserving to the extent feasible the parties' respective economic interests and legal rights and obligations hereunder).

(f) Burden and Benefit.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of the Executive under this Agreement may not be assigned without the prior written consent of the Company.

(g) References to Gender and Number Terms.  In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires.

(h) Headings.  The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

(i) Entire Agreement.  This Agreement and the Equity Documents contain the entire agreement and understanding by and between the Executive and the Company with respect to the employment of the Executive, supersedes any prior agreements and no representations, promises, agreement, or understanding, written or oral, relating to the employment of the Executive by the Company not contained herein or therein shall be of any force or effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first hereinabove written.

EXECUTIVE:

Anthony Roth

Address:	35 Toulon, Laguna Nigual, CA 92677

COMPANY:

Commerce Planet, Inc.

By:	/s/ Michael Hill
Name:	Michael Hill
Title:	Chief Executive Officer

Address:	30 South La Patera Lane, Suite 7
Goleta, California 93117

EXHIBIT A

TO

EXECUTIVE EMPLOYMENT AGREEMENT

OF

ANTHONY ROTH

The following is a list of board positions held by the Executive as of the date of this Agreement:

Utix Group, Inc. – Telephonic attendance of conference calls / meetings, not to exceed 8 hours a month.

Genutec Business Solutions, Inc. – To exit position by end of the year.

Roth Financial Group, Inc. – Personal management of existing family assets and wealth estimates.

EXHIBIT B

TO

EXECUTIVE EMPLOYMENT AGREEMENT

OF

ANTHONY ROTH

The following is a list of Inventions and inventions conceived or created by the Executive prior to the start of employment.  If there are no Inventions or inventions conceived or created by the Executive prior to the start of employment, insert "None" and sign below.

U.S. Patents # 7066383 & #7156294 regarding Systems for Marketing Prepaid Leisure and Entertainment Experiences as a variable rate redemption process in the electronic payment networks.

Anthony Roth	Date

Acknowledgment of the Company	Date

EXHIBIT C

TO

EXECUTIVE EMPLOYMENT AGREEMENT

OF

ANTHONY ROTH

California Labor Code

Section 2870.  Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.